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EXHIBIT 99(a)


                                HECHINGER COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                   (unaudited)

                                                               JULY 4, 1998    JULY 5, 1997         JULY 4, 1998    JULY 5, 1997
                                                                (13 WEEKS)      (13 WEEKS)           (40 WEEKS)      (39 WEEKS)
                                                               ------------------------------      ------------------------------
REVENUES
Net sales                                                      $1,000,091           $625,651        $2,667,380        $1,543,937
Other (principally interest)                                        1,146                177             2,795             1,187
                                                               ------------------------------     -------------------------------
Total Revenues                                                  1,001,237            625,828         2,670,175         1,545,124
COSTS AND EXPENSES
Cost of sales                                                     793,415            497,742         2,154,786         1,227,642
Selling, general and administrative expenses                      164,428            108,368           495,710           316,954
Interest expense                                                   14,645             10,834            52,255            31,973
Business consolidation costs                                        2,957                  -            24,327                 -
                                                               ------------------------------     -------------------------------
Total Costs and Expenses                                          975,445            616,944         2,727,078         1,576,569
                                                               ------------------------------     -------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                              25,792              8,884           (56,903)          (31,445)
INCOME TAX EXPENSE                                                    625                  -             1,875                 -
                                                               ------------------------------     -------------------------------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM                          25,167              8,884           (58,778)          (31,445)
EXTRAORDINARY ITEM - GAIN ON EARLY
   RETIREMENT OF DEBT, NET OF TAX EXPENSE                           5,257                  -             5,257                 -
                                                               ------------------------------     -------------------------------
NET EARNINGS (LOSS)                                               $30,424             $8,884          ($53,521)         ($31,445)
                                                               ==============================     ===============================


See notes to condensed consolidated financial statements.